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                                                                    EXHIBIT 20.4

[WFS FINANCIAL LETTERHEAD]

23 PASTEUR
P.O. BOX 19733
IRVINE, CA 92613-9733
(949) 727-1000

March 29, 2001

Chase Manhattan Bank USA,                  Moody's Investors Service, Inc.
National Association                       99 Church Street
1201 Market Street                         New York, NY 10007
Wilmington, Delaware 19801

Bankers Trust Company                      Standard & Poor's Ratings Services
4 Albany Street                            A division of McGraw-Hill, Inc.
New York, New York 10006                   25 Broadway
                                           New York, NY 10004
Financial Security Assurance Inc.
350 Park Avenue
New York, New York 10022

Re:   Annual Statement as to Compliance for
      WFS Financial 2000-A Owner Trust

Dear Sir or Madam:

                             OFFICERS' CERTIFICATE

Pursuant to Section 4.10 of the Sale and Servicing Agreement ("Agreement") dated as of March 1, 2000, and to Section 3.09 of the Indenture
("Indenture"), dated as of the same date, the undersigned officers of WFS Financial Inc. (the "Master Service") certify that:

      (i) a review of the activities of the Master Servicer since the closing date and of its performance under the Agreement and the Indenture has been made under such officers' supervision, and

      (ii) to the best of such officers' knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement and the Indenture throughout such year and that no default under the Agreement or the Indenture has occurred.


/s/ MARK OLSON                            /s/ AMY MCLACHLAN
-------------------------------------     -------------------------------------
Mark Olson                                Amy McLachlan
Senior Vice President & Controller        Assitant Secretary


cc: A. Katz, Esq.